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EDITED TRANSCRIPT
ASNA - Ascena Retail Group, Inc. at Oppenheimer Consumer Conference

EVENT DATE/TIME: JUNE 25, 2013 / 04:00PM GMT

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JUNE 25, 2013 / 04:00PM GMT, ASNA - Ascena Retail Group, Inc. at Oppenheimer Consumer Conference

CORPORATE PARTICIPANTS

David Jaffe Ascena Retail Group, Inc. - President and CEO

Dirk Montgomery Ascena Retail Group, Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Anna Andreeva Oppenheimer - Analyst

PRESENTATION

Anna Andreeva - Oppenheimer - Analyst

All right, so next up we have Ascena; very excited to have the management team, David Jaffe, the CEO, as well as Dirk Montgomery, Ascena's CFO. I'm Anna Andreeva, a specialty retail analyst here at Oppenheimer.

So, from our perspective, Ascena steps up as a really interesting story with all the synergy opportunity and the brand synergy opportunity from the newly acquired businesses, and of course while fundamentals of the core businesses have been choppy, we think at some point a pretty intriguing margin recovery opportunity for Ascena Corp. So with that, I'll give it off to David.

David Jaffe - Ascena Retail Group, Inc. - President and CEO

Thanks a lot, and welcome everyone. What I'm going to start off with since probably many of you don't know all of our brands, we have a quick video here, kind of get everybody in the mood. And it will go through what our stores look like.

As you know, we have got five brands. So we've got Justice, and also here are some marketing graphics, you can see from the current look.

(Video playing.)

All right, so here is our forward-looking statement. And at a high level, let me start off by telling you a little bit about what our vision is.

We are a $5 billion today or rounding up to $5 billion. And our vision is to serve our shareholders and create value by becoming a family of leading retail concepts with $10 billion in sales and top-tier profitability.

So let me dissect that a little bit, just to kind of give you the overview here of what Ascena is all about. We are a holding company, and as such, as I'll talk more about, we are — we've got family of five brands today. They all have nice little niches which I'll talk about. And we're looking through our shared service model to improve the profitability of the brand beyond which they could do themselves.

And our mission is to make people feel good about themselves, whether it's our customers, our Associates, our vendors, etc.

So, at a high level, we are a diversified portfolio. The example I try and use with guys like you is would you rather have a portfolio of one stock or five stocks? We have five great niche companies, niche brands and we leverage them with this shared service model.

So, whatever they can do on their own, by bringing everything together in shared services, we're able to reduce their operating expenses. And we have done this with maurices, we've done this with Justice and we are in the process of doing it now with Lane Bryant and Catherines, which are our most recent acquisitions.

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JUNE 25, 2013 / 04:00PM GMT, ASNA - Ascena Retail Group, Inc. at Oppenheimer Consumer Conference

So, as a result of that, we think our model creates value on a go-forward basis because we can leverage whatever it is — whether it's infrastructure, whether it's shared learnings and omnichannel or what have you, that mono-brands can't do, just because of our size. And our scale now, we're not just $5 billion in sales. We have got 3800 stores.

So I believe we are the largest specialty retail apparel chain or holding company in the country. So that gives us a fair amount of clout with the landlords. We're in the top 10 list with virtually every landlord in the country.

And if you look, we've got a really strong balance sheet and very good cash flow which gives us opportunities to do more things, whatever that might be, whether it's investing in our existing infrastructure or it's do stock buybacks, or it's to look possibly in the future at another acquisition.

And maybe the other point all make about the shared service model is that once we get it up and running, and that's going to take another year-ish, any other acquisition becomes plug-and-play. We have that infrastructure in place that can support more than just the five brands we've got today.

So, to look at it quickly, we're a holding company with Ascena up here, and then we have got the five brands. And we call shared services our sixth brand. It's an internal brand, and the only customers that shared services has are the five brands. But it changes the mentality when you treated as a separate business onto itself, and we think that's a much more fiscally responsible way to position it rather than just overhead.

So, each functional area has got budgets and goals that they have to meet. And Dirk and I meet with them on a quarterly basis to make sure that, indeed, not only are we controlling the costs, but we are realizing the synergies that we set out to do.

So the interesting part about our business model which I think is unique is that by making these acquisitions, we are able — and in applying our shared service model, we're able to allow those management teams to focus on their customers. So, they're not running around saying, oh my gosh, how am I going to make payroll? How do I get the goods to the store, what do I do about IT?

All of those things — we've got 19 different functions that I won't bother listing. I've got 19 different functions that are done centrally, which allows the brand leaders to focus on merchandising, marketing and their field organization. Virtually everything else we can take off their plate, which allows them to run the business for the benefit of the customers, to drive that end. And our shared service team is worried about driving the costs down on the back end.

So what we've done is left the teams in place. So maurices is still in Duluth, Minnesota. Our Justice and Lane Bryant teams are still in Columbus, dressbarn is still outside of New York City and our Catherines team is them in Bensalem.

And what we feel is by doing this is — you're keeping your most important asset, your people, together. If you said, no, we want everybody to come to our giant campus, wherever, and you relocate them, what we've seen just by studying the industry is the huge disruption that that causes. And that tribal knowledge gets lost, and you have a year or two or more of disruption. So, as a result of all this, we think we are able to give the brands that white space where they can drive the front end of the business and shared services can drive the backend.

So, our org structure, we like to show this internally, kind of reverse things. Even though Ascena is the holding company and shared services you would think is part of that, it's not at the top. It's at the bottom, because that customer is the brand, and the brand's customer is obviously the individual. And that's the way we think about it. It's always in service of the customer not in service of, you know, some big company.

Switching to brands, as I said, I think they all have their own unique niche. And here is a good example. Just on the customer demos, you can see the very limited overlap between our brands.

The thing that's not coming clear here, Lane Bryant and Catherines are pure play large-size retailers. While maurices and dressbarn have large size in their offerings, it's secondary to their core business. So Lane Bryant and dressbarn woman do overlap, although not as much as you'd think, because the dressbarn customer is a little bit more classic, a little bit more Middle America, and the Lane Bryant customer is probably a little younger, little sexier, a little bit more ethnic.

So, as we look at these niches, because there's very little overlap, they really operate independently. So, going back to the portfolio series, it's not like all of these brands are in the same exact niche and as one goes, so goes all five of them. They really do have their own ups and downs based on their customer and the fashions of the time.

So based on the limited time here, I'm not going to go through the brands. We have decks, which if you don't have they're available in the back of the room, and this is online as well. And what I do for each brand, as you saw, is talk about the mission, the real estate strategy and the layout, the market share.

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JUNE 25, 2013 / 04:00PM GMT, ASNA - Ascena Retail Group, Inc. at Oppenheimer Consumer Conference

We have in some of the brands, not all the brands, their key initiatives that they're focusing on this year. I'll remind everyone that our fiscal year ends at the last Saturday in July, so were just about the end. And then we talk about what's driving our growth, both for 2013 and in most cases for 2014 as well.

So, we have Lane Bryant now in the mix. And as I said, that was something we acquired back in June of last year as well as Catherines. You may remember we sold off Fashion Bug. And at the time we decided that was the right decision, because we thought we would be able to transfer some of that business to our other businesses, and indeed we were able to do that, not necessarily to the extent we had hoped but it was successful.

And that business was not a good business, so we closed that down. That was effective at the end of January. And so now we just have the Lane Bryant and Catherines business, and we are selling off a very small business called Figi's which is on the market as we speak, which is a mail order food company.

What I want to do now is take a moment or two and talk about shared services. I talked about the 17 different businesses or functions, 19 different functions. Most of them are laid out here and most of them are things you don't even think about, but there are a couple that I do want to point out.

So, if you see, for example — I don't think I've got a pointer on this, but if you see for example sourcing. We had a direct sourcing arm at our Justice division and Charming had a direct sourcing arm. Now we're putting those two together and we going Ascena Global Sourcing. And about 80% of our products that Justice, at Lane Bryant and Catherines, 80% of apparel, we are now sourcing directly.

So we've got this infrastructure which is a little bloated, and so we're working to combine it, as I said, that's able to do all the work themselves and cut out the middleman, the agent. So if you think about probably you've heard of Li & Fung. We don't need to use Li & Fung. We can go directly because we have got a couple of hundred people that are overseas nationals that are doing that.

So the opportunity becomes, gee, can we get better prices, can we operate with less overhead by combining our two sourcing arms. And we think so. We can't quantify it yet, but we think we can.

The other opportunity is can we go to dressbarn and maurices who are sourcing a very limited amount of their product, about 25% or so, can we get them to source directly through Ascena. And do we have the opportunity to take that sourcing, change their business model, and instead of using 7th Avenue, can we take that up a notch. And we think so.

So, as we speak, both maurices and dressbarn are in the process of building out their design capabilities so that they indeed could go out and develop what's called a tech pack of a new dress or sweater or whatever, and be able to hand it off to Ascena Global Sourcing and be able to get it sourced at a very good price. And then be able to bring that back and either keep their prices low or have a higher IMU and use the margin for promotion or what have you.

So, we're working on that. That's going to be a slow build and it will be incremental. Right now I wouldn't tell you that either brand is ever going to get up to 80% direct source. But any time you move in that direction it does create a margin opportunity.

So we're pretty excited about Global Sourcing. It's going to be a slow build but it's something I think is going to be pretty exciting down the road, both in terms of our ability to control our product for those two brands that don't do it currently.

Two others I want to talk about is distribution and logistics. And what we are doing here, at one point we had five DCs. So we're going to take one of our DCs and expand it, so it's going to house all the brick-and-mortar distribution for all 3800 stores.

So, think about that. By putting everything in one place, you can operate what we call faster, better, smarter. You can use more advanced techniques because you can afford to do it because leveraging it over five brands, over $5 billion worth of volume rather than have five separate DCs. You only need one head of a DC etc., etc.

So we are in the process of building that out and that will be done next spring. And we're pretty excited about that, because when we pencil it out we see significant savings not just from being able to process the goods faster and cheaper, but also because now instead of having five trucks drive out to the same shopping center where we had five stores, five different brands, now it will be only one truck. It's much more efficient.

And we'll also have the clout now and the size that we can just do a long pull out to Chicago or Dallas or whatever as a hub, and save that money that otherwise would be paying, say, a UPS or whomever.

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JUNE 25, 2013 / 04:00PM GMT, ASNA - Ascena Retail Group, Inc. at Oppenheimer Consumer Conference

In one of our other DCs, this one in Greencastle, Indiana, about three hours from Columbus, which is a wonderful we call a centroid — center of our customer base. We're going to convert that to be an e-commerce fulfillment center.

And the exciting thing about that is right now we have outsourced e-commerce fulfillment for all five of our brands. So we're paying someone else, a third-party, to do it for us and obviously they are in it to make money. So they're making whatever they're making. So, by bringing it in-house, we can capture that margin and we can add whatever level of service we think is appropriate.

So, again, that will be next spring. And we'll start laying in one brand after another starting next spring. So between the three of them, we see significant savings.

And I'll get to it in a second, but just to summarize, we talked about the DC, logistics, e-commerce, sourcing, and technology is another one where we want to try and put all the brands on a common platform, so we don't have to support five different applications. We can support one; obviously much more efficient.

And then business processing is the same thing that — we have got one financial system now for the three legacy Ascena brands. And we're going to be rolling that out to the other two, so we have one way of doing our financials, as an example.

So, before I get to synergies, looking back we had about $70 million of Ascena overhead, about $80 million of Charming overhead. You put them together, we think that we can save $50 million over three years in overhead.

So this is the slide that we showed back at our investor day last October. We haven't taken to updating it yet. We will be doing that in October at our next investor day.

But this is what we're showing, and a lot of it is eliminating redundant headcount and processes, as you would think with two public companies. And some of it just takes a little bit longer, because to get Charming off of a mainframe is a process. And that's probably going to take us another year and a half or so to get that done, because it is a huge undertaking.

And that's all in the overhead reduction, which is in contrast to the synergies. So the overhead is reducing, whether it's headcount or process or whatever, what already exists. Synergies are things that we're going to create by changing the way we do business.

So you see the first couple lines is the brick-and-mortar DC, the e-commerce fulfillment and transportation. So that alone is the lion's share of the savings that we're thinking about in that $37 million [to] $45 million range.

Again, this is not going to happen in one year. We think it's going to feather out over the next three years — '14, '15, '16. And we'll give you more color on this and update this again in October.

But suffice it to say that direct sourcing is a TBD. We haven't quantified that yet. And all of these numbers are the numbers that we had back in October, whatever that is, eight months ago, and there's been a lot more work done on that, on all of these numbers since then. So we'll undertake to give you better guidance in October.

So with that, I would like to turn it over to Dirk to talk about the financials.

Dirk Montgomery - Ascena Retail Group, Inc. - EVP, CFO

Thanks, David. It's my pleasure to be presenting to all of you today. I'm going to review our year to date financials through the third quarter and recap our outlook for spring.

So let's start with comp sales. Total comp sales for Q3 year to date were up 1% with fall season total comp sales up 3%, and third quarter total comp sales down 1%. Second and third quarter sales were negatively impacted by a challenging external environment as well as merchandising methods at dressbarn and Lane Bryant.

On a positive note, we've had very strong performance at Catherines and also continued very strong growth in e-commerce, about 34% year to date through the third quarter. And we are in the process of addressing the merchandising misses that we had at dressbarn and Lane Bryant.

Third-quarter sales were more negatively impacted by an unseasonably cold spring. However, we've seen improved sales trends across all our brands in the fourth quarter versus Q3. We had a very strong early start to the fourth quarter in May, which may have been driven in part by pent-up demand from the cold spring.

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JUNE 25, 2013 / 04:00PM GMT, ASNA - Ascena Retail Group, Inc. at Oppenheimer Consumer Conference

And week-to-week trends in late May and early June were a little bit choppy. We think due in part to the negative impact of macroeconomic trends on the overall apparel segment. As we indicated on the June 12 third-quarter earnings call, total comp sales in Q4 through that date were positive low single digits.

Although we've had some challenges with topline growth recently, on a total sales basis, Ascena has generated very strong and consistent sales growth over the last few years. We have grown — we've essentially doubled our sales if you look at the period from fiscal 2010 to fiscal 2013. The increases over this three-year period have been driven by the Justice merger, consistency in our comp sales performance, new store growth and strong growth in e-commerce.

Our fiscal 2013 sales estimate includes a full-year impact from our newest brands, Lane Bryant and Catherines, compared to only a partial year in 2012.

As I mentioned, e-commerce growth has been very strong across all our brands and continues to significantly outpace brick-and-mortar sales growth. We've seen this business — we see this business as a long-term growth vehicle with strong operating margins. And overall e-commerce sales for fiscal 2013 are expected to increase to $395 million.

Despite this rapid growth, our relatively low penetration of e-commerce to total sales of 8% I think still shows that we have got a big opportunity for future growth in this channel.

Ascena's adjusted operating income of $332 million for 2012 had grown 50% over a three-year period, and is expected to decrease slightly to $309 million for 2013 based on the midpoint of our current guidance. The growth from '10 to '12 has been fueled by increased sales, margin expansion and expense leverage.

Brand results are shown with corporate overhead fully allocated in this chart and it's worth noting that the outstanding operating income results for our Justice brand. Justice nearly tripled its operating income from $64 million in 2010 to $173 million in 2012.

Fiscal 2013 results show a slight decline, due primarily to the impact of sales shortfalls at Lane Bryant and dressbarn. In addition Catherines and Lane Bryant results in fiscal 2013 have been negatively impacted by the duplicative overhead structure that David touched on, which we plan to aggressively reduce over the next three years.

Driven by consistent topline growth and acquisitions, our adjusted earnings per share have grown 52% from $0.88 per share in fiscal 2010 to $1.34 per share in fiscal 2012. Our current guidance for fiscal 2013 is $1.10 to $1.15 per share and excludes one-time financing and restructuring costs related to the Charming acquisition. Note that this assumes total comps for the balance of the fourth quarter in June and July in the range of flat to up low single digits.

All of our brands are focused on adjusting promotional activities to ensure that we end the fourth quarter with appropriate levels of spring carryover merchandise, and that we are conservatively positioning inventory for the fall season.

Our business generates a strong cash flow, as you can see in the pink shaded bars on this chart, which affords us the opportunity to invest in the business for growth and margin improvement, which is our top priority in terms of uses of cash. We incurred a modest level of term loan debt in 2012 to fund a portion of the Charming acquisition. And over the last year, debt repayment has been a priority for uses of cash as well, and we will continue to pay down additional debt with available cash over the next year or two.

The increasing CapEx in 2013 to $350 million is driven by major high-return investments in logistics, e-commerce and infrastructure that David also pointed — touched on partly that should drive both sales growth and margin improvement over the next three years.

This summary underscores our strong balance sheet with cash over $200 million and a decreasing debt balance since we completed the acquisition of Charming. Our approach to debt historically has been and will continue to be conservative, which has afforded us the opportunity to increase leverage opportunistically as we did to finance the Charming acquisition.

We ended the quarter with long-term debt of $155 million under an amended revolver agreement completed in March. We expanded our ABL borrowing availability from $250 million to $500 million and extended the maturity date to June of 2018. This new facility will result in lower interest rates and greater flexibility, and combined with our strong cash flow generation this new facility should more than comfortably meet our liquidity needs over the next 2 to 3 years.

As we look beyond 2013, we feel very good about our capability to deliver attractive, long-term shareholder returns driven by the following. Topline growth opportunities, in existing store comps, significant upside in e-commerce and ongoing new store growth potential. Significant margin upside from overhead reduction and brand synergy initiatives that have the potential to generate over $90 million in savings over the next few years, and excellent cash flow generation capability combined with a conservative balance sheet.

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JUNE 25, 2013 / 04:00PM GMT, ASNA - Ascena Retail Group, Inc. at Oppenheimer Consumer Conference

As we realize the benefits of those growth levers, we are confident we can deliver the long-term economic models shown here, achieving attractive returns with annual EPS growth of 10% or more annually.

In closing, our leadership team is looking forward to growing the business and driving higher margins. We are very encouraged by the opportunities we have to create superior shareholder returns over the long-term.

And I'll now thank you, and we'd like to open the floor up for questions.

QUESTION AND ANSWER

Anna Andreeva - Oppenheimer - Analyst

Great, thanks. So I'll kick it off. You guys have talked about choppy topline trends I guess for a couple of quarters now, spring being especially challenging. Maybe talk about what are you seeing thus far, competitively speaking.

Are retailers becoming a little bit more aggressive with the promotional activity? Or are you seeing a more rational environment out there as inventories for the main part are in decent shape?

David Jaffe - Ascena Retail Group, Inc. - President and CEO

I can't speak for every retailer. I know our inventories are in really good shape. I'm not concerned about inventory. That is obviously a big issue as you kind of roll over from spring into back-to-school or fall, depending on the brand.

It has seemed, though, that the last few weeks have been pretty promotional. So when you go to the mall and you look around, there is a lot of 40% off the entire store. And maybe they're clearing, maybe it's just a little choppy out there, just to kind of riff off that for a moment.

We have seen a fair amount of consumer confidence and spending on a macro level, but it feels like the economy is coming back. I feel that it is sustainable. We all see the same numbers. I think most of you would agree that the economy is in reasonably good shape.

The one trend, though, that is a little bit concerning is it seems that there is a trend to durables. So if you look at auto sales, you look at home, you look at home furnishings and you look at appliances, all of those businesses are performing — those sectors are performing really well. So if that's what's happening we are in a little bit of the durable cycle right now, where there's been a fair amount of pent-up demand since the recession, that it seems logical that indeed there would be this durable trend.

It's going to put pressure on consumer discretionary. And sure enough, as we look out at restaurants and apparel, two discretionary areas, you are seeing a little bit more pressure on their numbers. I'm sure you have been at some of the other sessions and may have heard this from other people.

So we feel that as we go into fall, not only do we have to maintain really tight control on inventory so we don't get hurt if things do indeed slow down. But more importantly we've got to come up with marketing strategies that speak to the customer that's going to be perhaps a little bit more selective. Maybe she's not going to spend quite as much.

So then it becomes a market share gain. We've got to figure out what can we do to have that right balance between fashion, service, and price that will attract that customer to our store or get more of her dollar. So that's where we've been spending a lot of our time as we plan our fall season.

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JUNE 25, 2013 / 04:00PM GMT, ASNA - Ascena Retail Group, Inc. at Oppenheimer Consumer Conference

Anna Andreeva - Oppenheimer - Analyst

Any questions?

David Jaffe - Ascena Retail Group, Inc. - President and CEO

The red light is shining. I think that's means we've got a break. Thank you very much for your interest, and I know we've got a breakout session. I'm not quite sure where — (multiple speakers) Bradstreet. So, if anybody would like, I would love to chat with you right next door. Thank you.

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